Exhibit 99.1

Contact: Charity Frantz
February 9, 2015	570-724-0225
charityf@cnbankpa.com

For Immediate Release

Citizens & Northern Corporation Announces Employment of President and CEO

Wellsboro, PA: Citizens & Northern Corporation announced today that the Corporation and Citizens & Northern Bank, the Company’s wholly-owned banking subsidiary, has employed J. Bradley Scovill as President and Chief Executive Officer of the Company and the Bank, effective March 2, 2015. It is also expected that Mr. Scovill will be appointed to the Board of Directors of the Company and the Bank at the next regularly scheduled Board meeting on February 26, 2015.

Mr. Scovill, age 55, will replace Mark A. Hughes, who had been serving as interim President and Chief Executive Officer since August 2014. Mr. Hughes will return to his former positions with the Company and Bank as Treasurer of the Company and Executive Vice President and Chief Financial Officer of the Company and the Bank. The Board conducted an executive search for the President and Chief Executive Officer positions and Mr. Scovill was selected from a wide range of qualified candidates.

Mr. Scovill most recently served as President and Chief Operating Officer of Kish Bancorp, Inc. and Kish Bank headquartered in Belleville, Pennsylvania, where he was an executive for more than five (5) years. Prior to Kish, Mr. Scovill held various executive management positions with both PNC Bank and Sterling Financial Corporation, headquartered in Lancaster, Pennsylvania. Brad is a 1981 graduate of The Pennsylvania State University where he earned a Bachelor of Science Degree in Finance.

Leo F. Lambert, the Chairman of the Board of the Company and the Bank said “We are extremely pleased to be able to engage a person of Brad’s caliber and experience following a rigorous search process. The Boards of Directors look forward to working closely with Brad as we pursue the Company’s strategic initiatives over the next several years.”

“I am honored by the opportunity to lead Citizens & Northern”, said Scovill. “It is a strong franchise with a history of high performance and deep roots in the communities it serves. I am excited to begin working with the entire team to build on this foundation.”

Brad and his wife Joanne will be relocating to the area in the near future.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.